UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
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XFLT Board Wins Support from Seeking Alpha’s High Dividend Opportunities Investment Research Group Ahead of August 6th Special Meeting

Seeking Alpha Investment Research Group, High Dividend Opportunities, Joins the Leading Proxy Advisory Firms, ISS and Glass Lewis, in Recommending Shareholders Vote “FOR” the King Street Sub-Adviser (Read Article (https://seekingalpha.com/article/4929569-xflt-buy-for-14-percent-yield-vote-to-close-the-discount))

A Compelling Majority of Engaged Shareholders Voted “FOR” the King Street Sub-Adviser

The Board’s Proposed Liquidity Plan Becomes Effective Upon Approval of The King Street Sub-Advisory Agreement

XFLT Asks Shareholders to Vote Today on the WHITE Proxy Card “FOR” the King Street Sub-Advisory Agreement

Ahead of the Special Meeting on August 6th, during which XAI Floating Rate & Alternative Income Trust’s (XFLT) (the “Fund”) shareholders are voting on the proposal to approve the interim sub-adviser, High Dividend Opportunities, a leading investment research service, has published a recommendation to their investor audience that shareholders vote “FOR” the agreement on the WHITE proxy card to approve the long-term appointment of interim sub-adviser Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”). High Dividend Opportunities is a group of top income-investing analysts at Seeking Alpha, a leading platform for investors to research and discuss US-traded stocks and exchange-listed funds.

The article (https://seekingalpha.com/article/4929569-xflt-buy-for-14-percent-yield-vote-to-close-the-discount) published on Seeking Alpha by High Dividend Opportunities states:

•	... We are changing our recommendation to vote FOR the proposal.

•	[The Fund] has come with an offer to buy back 25% of the fund, a substantial portion, and they are doing it in a way that should support the share price for the next two years. Allowing for an opportunity to recover naturally, but if a recovery falters, the buybacks will be in play in 2027 and 2028.

Earlier in July, leading proxy advisory firms Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC ("Glass Lewis") recommended XFLT shareholders vote “FOR” the King Street Sub-Adviser.

A vote “FOR” the King Street Sub-Adviser will provide shareholders with:

•	Potential for increased distributions, improved performance over time and expanded investment opportunities in different parts of the U.S. and European credit markets.

•	Access to a global, alternative asset manager with a 30-year track record investing in the U.S. and global credit markets with investment professionals based in the U.S., London, Singapore and Dubai.

•	Expertise from an investment manager with $30 billion in assets under management, a $12 billion CLO platform and deep bench of talent, including Young Choi, a 20-year veteran and partner at King Street, who is currently serving as Portfolio Manager of XFLT.

•	Implementation of the Board’s proposed liquidity plan, including an initial tender offer and a discount management program consisting of two contingent tender offers, occurring approximately 13 and 25 months after the completion of the initial tender offer.

o	Each contingent tender offer will occur unless a net asset value (“NAV”) performance condition or a market discount condition is satisfied.

o	In response to shareholder feedback, the XFLT Board has refined the market discount condition, such that the market discount condition will only be satisfied if the Fund’s common shares close at a market price representing a discount to NAV of less than 15% on 15 out of any 20 consecutive trading days during the final three months of the measurement period preceding the applicable contingent tender.

This Shareholder Vote Will Determine the Future of the Fund. Shareholders Should Vote Today “FOR” Approval of the King Street Sub-Advisory Agreement.

How to Vote:

The Board urges XFLT shareholders to follow recommendations from Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC ("Glass Lewis"), the leading independent proxy advisory firms, and vote “FOR” the King Street Sub-Adviser on the WHITE proxy card. Use one of the following options to vote:

•	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.

•	By Phone: Call the toll-free number listed on your WHITE proxy card.

•	By Mail: Sign and return the WHITE proxy card in the enclosed postage-paid envelope.

If you previously voted and want to change your vote to vote “FOR” the King Street Sub-Adviser, all you need to do is vote again following the instructions above.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.